Exhibit 4(a).11

EXECUTION DRAFT

MERGER AGREEMENT

BY AND AMONG

CHINA.COM CORPORATION,

CDC MERGERCO CORPORATION

AND

VIS.ALIGN, INC.

AND THE

STOCKHOLDERS’ REPRESENTATIVE

APPOINTED HEREBY

DECEMBER 1, 2006

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2006 by and among China.com Corporation, a Delaware corporation (“Buyer”), CDC Mergerco Corporation, a Delaware corporation (“Merger Subsidiary”), and Vis.align, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Board of Directors of the Company has determined that the merger of Merger Subsidiary with and into the Company (the “Merger “) and this Agreement are fair to, and in the best interests of, the Company and Company’s stockholders and has declared its advisability to recommend that the holders of all shares of the Company vote their shares in favor of the Merger; and

B. The Board of Directors of Buyer has unanimously determined that the Merger and this Agreement are in the best interests of Buyer and the holders of the common stock of Buyer; and

C. The respective Boards of Directors or delegated sub-committees of each of Buyer, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger on the terms and conditions contained in this Agreement; and

D. Currently with the execution and delivery of this Agreement, each of the Preferred Stockholder Parties’ shall execute the Investment Representation Letter in a form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“$” shall mean, when used by itself, the United States dollar, the legal currency of the United States.

“Accumulated Revenue” shall mean revenues generated from the Business recognized pursuant to GAAP from the Closing Date to the end of the relevant Installment Period and such portion of revenues from services generated (as demonstrated by the obligation to pay a commission to any employee) or delivered by employees of the Business, provided always that any Accumulated Revenue that is Hardware Revenue shall not account for more than 5% of the total Accumulated Revenues for any Installment Period. In the event that more than 5% of the Accumulated Revenue for any Installment Period is Hardware Revenue, such excess revenue shall be excluded from the calculation of Accumulated Revenue for that Installment Period. Further, all customer returns and credits which are included in Accumulated Revenue for the applicable Installment Period shall be deducted from the calculation of Accumulated Revenue in the same Installment Period in which the corresponding revenue was included.

“Affiliate” means an “affiliate” within the meaning of Rule 144 promulgated under the Securities Act.

“Business” means, collectively, the Managed Services Business, the Solutions Services Business, and the Mobility Business.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in Delaware are authorized or obligated to close.

“CDC Average Price Per Share” means the average closing price of CDC Common Stock on The Nasdaq Stock Market (or such other exchange or quotation system on which shares of CDC Common Stock are then traded or quoted) and reported at www.nasdaq.com for the thirty (30) consecutive trading days ending on (and inclusive of) the trading day that is immediately prior to the relevant Installment Payment Date.

“CDC Common Stock” means the common stock, par value $0.001 per share, of CDC Corporation.

“Closing” shall have the meaning given to such term in Section 2.12.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company prepared in accordance with GAAP as at Closing, including, without limitation, all accruals and prepared as if such Closing Balance Sheet was a year end balance sheet.

“Closing Date” shall have the meaning given to such term in Section 2.12.

“Closing Net Asset Value” means the Net Asset Value as of the Closing Date.

“Closing Net Asset Value Statement” shall have the meaning set forth in Section 2.7(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Option” shall mean each outstanding stock option or similar rights to purchase shares of Company Common Stock.

“Common Warrants” shall mean each warrant or other contractual right to purchase or acquire shares of Company Common Stock; provided, however, that Common Options and shares of Company Preferred Stock shall not be considered Common Warrants.

“Company Balance Sheet” shall have the meaning set forth in Section 3.6.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company Preferred Stock” means, collectively, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock and the Company Series A-3 Preferred Stock.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.001 per share.

“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company, par value $0.001 per share.

“Company Series A-3 Preferred Stock” means the Series A-3 Preferred Stock of the Company, par value $0.001 per share.

“Company Shares” means the Company Common Stock and the Company Preferred Stock.

“Contract” means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, lease, letter of intent, quotation or purchase order (in each case, whether oral or in writing).

“DGCL” shall have the meaning set forth in Section 2.1.

“Dissenting Shares” shall have the meaning set forth in Section 2.3(a).

“Earn-Out Consideration” shall have the meaning given to such term in Section 2.8.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Estimated Closing Net Asset Value” shall have the meaning given to such term in Section 2.7(a).

“Estimated Closing Net Asset Adjustment” shall have the meaning given to such term in Section 2.7(a).

“Executives” shall mean Mr. Raf Costa, Mr. Dan Backrodt and Mr. Steve Salvitti.

“First Installment” shall mean the amount to be paid on the First Installment Payment Date as determined by Section 2.8.

“First Installment Payment Date” shall have the meaning given to such term in Section 2.8(c).

“First Installment Period” shall mean the period from the Closing Date until and including December 31, 2007.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax or other governmental or quasi-Governmental Entity.

“Hardware Revenue” means revenue from the sale or license of hardware assets; provided, however, that Hardware Revenue specifically excludes revenue derived from or relating to any services relating to hardware.

“Holdback” shall have the meaning set forth in Section 2.9.

“Incremental Revenue” shall mean the Accumulated Revenue relating to the Business for each of the Installment Periods over and above: (a) in the case of the First Installment, $20 million; and (b) in the case of Second Installment, the Accumulated Revenue for the Second Installment Period less the Accumulated Revenue for the First Installment Period.

“Intellectual Property Rights” means worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Independent Expert” shall have the meaning set forth in Section 2.7(c).

“Installment” shall mean either the First Installment or the Second Installment.

“Installment Payment Date” shall mean the date of either the First Installment Payment Date or the Second Installment Payment Date.

“Installment Period” shall mean either the First Installment Period or Second Installment Period.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) with respect to any Person that is not an individual, the directors and officers of such Person including, without limitation, with respect to the Company the actual knowledge of the Executives and/or Jennifer Horrocks. Any such individual or Person shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) in, or that have been in, the possession of such individual or Person.

“Level Multiple” shall mean any of the Level 1 Multiple, Level 2 Multiple, Level 3 Multiple or Level 4 Multiple.

“Level 1 Multiple” shall mean 0.30.

“Level 2 Multiple” shall mean 0.62.

“Level 3 Multiple” shall mean 0.908.

“Level 4 Multiple” shall mean 1.00.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Loss” shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, reasonable court costs, reasonable fees of attorneys, reasonable retainers, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses or other proceedings or of any claim, default or assessment).

“Managed Services Business” shall mean the existing business of the Company just prior to the Effective Time which provides information technology support services including: help desk services desktop management, desktop outsource, desktop deployments, network management (on site and offsite), centers of excellence, marketing and sales optimization asset management, ITIL consulting and Microsoft product deployments.

“Material Adverse Change” or “Material Adverse Effect” means when used with reference to (i) any Person, shall mean any event, change, violation, circumstance or effect (regardless of whether such event, change, violation, circumstance or effect is inconsistent with any representations or warranties made in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, and (ii) the Business, shall mean a material diminution in the value or condition (financial or otherwise) of such Business. Notwithstanding the foregoing, Material Adverse Change and Material Adverse Effect shall not include any event, change, violation or effect (a) resulting from or arising in connection with (i) general economic or industry-wide conditions, (ii) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Business, (iii) this Agreement or the transactions contemplated hereby, (iv) any condition described in the Company Disclosure Letter, (v) any change in accounting requirements or principles or any change in applicable law, or (b) attributable to the fact that the prospective owner of the Business is Buyer or any Affiliate of Buyer; provided, however, that for purposes of clause (a)(iii) such Person shall have used its reasonable best efforts to ameliorate or prevent any such adverse event, change, violation or effect.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.2.

“Mobility Business” shall mean the business of the Company existing just prior to the Effective Time which provides modular, configurable customized solutions on Window mobile platform.

“Net Receivables” shall mean gross receivables less an allowance for uncollected receivables as determined in accordance with GAAP.

“NAV Adjustment” shall have the meaning set forth in Section 2.7.

“NAV Notice of Objection” shall have the meaning set forth in Section 2.7(b).

“Non-Preference Amount” shall mean an amount per share equal to the quotient of (i) (A) the Merger Consideration, minus (B) the aggregate Series A-1 Preference Amount for all outstanding shares of Company Series A-1 Preferred Stock, minus (C) the aggregate Series A-2 Preference Amount for all outstanding shares of Company Series A-2 Preferred Stock, minus (D) the aggregate Series A-3 Preference Amount for all outstanding shares of Company Series A-3 Preferred Stock; divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (assuming for purposes of this calculation only that (x) all outstanding Common Options and Common Warrants have been terminated, and (y) all shares of Company Preferred Stock have been converted into shares of Company Common Stock). As of the date hereof, the Non-Preference Amount is expected to be zero dollars ($0.00) at the Closing.

“Net Asset Value” shall mean the Company’s total current assets less total current liabilities, as determined in accordance with GAAP.

“Partners” shall mean with respect to the Buyer, any distributor, reseller, joint venture partner, shareholder or similar Person or entity of the Buyer or any of its Affiliates.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Permitted Encumbrances” means (i) statutory liens for Taxes to the extent that the payment thereof is not due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the Company’s business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, pension programs mandated under applicable laws or regulations or other social security, and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other similar, non-consensual liens arising in the ordinary course of business, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

“Preferred Stockholder Parties” shall mean the holders of the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.

“Preferred Warrants” shall mean each warrant or other contractual right to purchase or acquire shares of Company Preferred Stock.

“Restricted Business” means any business or activity that (i) involves engaging in the developing, producing, manufacturing, providing, selling, marketing or distributing of any enterprise resource planning products, services or technologies or (ii) involves engaging in the provision of information technology support services including without limitation, desktop management, help desk services or asset management.

“Review Period” shall have the meaning set forth in Section 2.7(b).

“Sale of Buyer” or “Sale of Business” means any of the following events: (i) a sale, lease, exchange or other disposition (other than a mortgage, pledge, hypothecation or grant of any other security interest to secure a bona fide obligation to repay borrowed money) of 50% or more of the assets or profit- or revenue-generating capacity of Buyer, the Company or the Business; and (ii) any sale, transfer or other disposition (other than a mortgage, pledge, hypothecation or grant of any other security interest to secure a bona fide obligation to repay borrowed money) of capital stock of or other equity interests of Buyer or the Company or any merger, consolidation, share exchange or other business combination to which Buyer or any Subsidiary of Buyer that contains the Business is a party that, in any such case, results in Buyer ceasing to be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Act), directly or indirectly, of securities of such Subsidiary representing 30% or more of the total voting power represented by such Subsidiary’s then outstanding voting securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder or any similar U.S. federal statute and the rules and regulations of the SEC thereunder.

“Second Installment” shall mean the amount to be paid on the Second Installment Payment Date as determined by Section 2.8.

“Second Installment Payment Date” shall have the meaning given to such term in Section 2.8(c).

“Second Installment Period” shall mean the period from and including January 1, 2008 to and including December 31, 2008.

“Series A-1 Preference Amount” shall mean an amount equal to $0.9987, unless there are insufficient funds to make such payment in full, in which case, it shall mean an amount of the Merger Consideration remaining to be distributed to holders of Series A-1 Preferred Stock allocated among the holders of the Series A-1 Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which each such share of Series A-1 Preferred Stock is entitled.

“Series A-2 Preference Amount” shall mean an amount equal to $1.00 or such lesser amount, unless there are insufficient funds to make such payment in full, in which case, it shall mean an amount of the Merger Consideration remaining to be distributed to holders of Series A-2 Preferred Stock allocated among the holders of the Series A-2 Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which each such share of Series A-2 Preferred Stock is entitled.

“Series A-3 Preference Amount” shall mean an amount equal to $1.00 or such lesser amount, unless there are insufficient funds to make such payment in full, in which case, it shall mean an amount of the Merger Consideration remaining to be distributed to holders of Series A-3 Preferred Stock allocated among the holders of the Series A-3 Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which each such share of Series A-3 Preferred Stock is entitled.

“SCP” shall have the meaning set forth in Section 2.2(a).

“Software” means, collectively, all of the software of the Company in any form (including all software programs, objects, modules, routines, algorithms and code, in both source code and object code form) and includes (a) all past and current versions and releases of Company software products, all work-in-process and developed but unreleased code, and all versions or releases under development as of the Closing Date, (b) any other software owned by the Company or to which the Company otherwise has rights that is, has been or is intended to be used by the Company in connection with the Business and/or the design, development, testing, maintenance or utilization of the software described in this paragraph, and (c) all derivative works of any of the software described in this paragraph.

“Solutions Services Business” shall mean the business of the Company existing just prior to the Effective Time which provides deployments of enterprise resource planning, including without limitation application integration, application maintenance and support, application optimization, custom application development, business process, application consulting, and collaboration and portals.

“Stockholder Parties” shall mean the holders of the Company Common Stock and Company Preferred Stock and “Stockholder Party” shall have a corresponding meaning.

“Stockholders’ Representative Fund” shall have the meaning set forth in Section 6.10.

“Subsidiary” of a specified entity means any corporation, association, business entity, partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (b) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to Tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such Tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Total Consideration” means, collectively, the Merger Consideration and the Earn-Out Consideration.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Merger Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”).

2.2 Merger Consideration and Conversion of Shares. The aggregate amount to be paid by Buyer on the Closing Date with respect to the outstanding shares of Capital Stock of the Company on a fully-diluted basis (to be allocated as set forth in Section 2.2(a), Section 2.2(b) and Section 2.4) shall equal (such amount, as adjusted pursuant to Section 2.7 and Section 2.8, the “Merger Consideration”) (i) $6,515,000, minus (ii) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company not satisfied on or prior to the Closing by the Company or Buyer on behalf of the Company, minus (iii) the unpaid principal amount associated with the Company’s Commonwealth of Pennsylvania Center for Business Financing Department Community and Economic Development Opportunity Grant, minus (iv) the amount of all fees and expenses of the Company payable in connection with the transactions contemplated by this Agreement including, without limitation, all fees and expenses associated with or relating or any legal advisor, investment banker, broker, finder, accounting advisor, financial advisor, tax advisor or similar party, minus (v) the Estimated Closing Net Asset Adjustment, if any, minus (vi) the Holdback, minus (vii) the Stockholders’ Representative Fund. The Merger Consideration is subject to adjustment after the Closing pursuant to Section 2.7 and Section 2.8. Schedule 1 hereto sets forth (i) the estimated amount of the Merger Consideration calculated in accordance with this Section 2.2, and (ii) the estimated amount of Merger Consideration payable to each Stockholder Party (on a fully-diluted basis).

(a) Notwithstanding anything contained in this Agreement, amounts payable to SCP Private Equity Partners, L.P. (“SCP”) in repayment of outstanding indebtedness for borrowed money owed by the Company to SCP shall not be paid in full on the Closing Date, and the Stockholders’ Representative shall pay to SCP from any funds distributed to the Stockholders’ Representative under this Agreement, prior to the distribution of any amounts to the Stockholder Parties, all unpaid amounts to SCP in repayment of such outstanding indebtedness for borrowed money; and provided further that no amounts whatsoever shall be payable to SCP by the Company after the Closing Date with respect to such unpaid indebtedness for borrowed money. Any amounts paid to the Stockholders’ Representative after the Closing shall first be paid to SCP as set forth in the preceding sentence, and any additional amounts shall then be distributed to the Stockholder Parties as set forth on Schedule 1.

(b) At and upon the Effective Time, Buyer shall pay to the Stockholders’ Representative (by wire transfer of immediately available funds) for distribution to SCP and the Stockholder Parties in accordance with Sections 2.2(a) and 2.2(d), the Merger Consideration, less the portion of the Merger Consideration otherwise allocable in accordance with Section 2.3 to Dissenting Shares, in cash as follows:

(i) each share of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount (such amount to be net of withholding Taxes and without interest) in cash equal to (A) the Series A-1 Preference Amount plus all accrued but unpaid dividends, plus (B) the Non-Preference Amount;

(ii) each share of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount (such amount to be net of withholding Taxes and without interest) in cash equal to (A) the Series A-2 Preference Amount plus all accrued but unpaid dividends, plus (B) the Non-Preference Amount;

(iii) each share of Company Series A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to (A) the Series A-3 Preference Amount plus all accrued but unpaid dividends, plus (B) the Non-Preference Amount; and

(iv) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Non-Preference Amount. As of the date hereof, no amounts are expected to be payable under this Section 2.2(b)(iv).

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities, (A) each of the Company Shares held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration thereto, (B) all Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s share of the Merger Consideration pursuant to this Section 2.2 upon the surrender of such certificate in accordance with this Agreement (and any other rights given such holder by law), without interest, and (C) each share of common stock, no par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(d) Promptly following the Effective Time, but prior to the distribution of any Merger Consideration to the Stockholder Parties, the Stockholders’ Representative shall have received the surrender of the certificates representing all Company Shares, along with a customary letter of transmittal, from the Stockholder Parties for cancellation. If any certificate representing the Company Shares has been lost, stolen or destroyed, the holder of such certificate shall enter into an affidavit of loss (in which such holder notifies the Stockholders’ Representative that such certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to Buyer to indemnify Buyer for any loss incurred by it in connection with such certificate). Upon receipt by the Stockholders’ Representative of the surrender of all certificates representing all Company Shares for cancellation, along with a customary letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the Stockholder Parties due to receive any Merger Consideration in accordance with the percentages set forth on Schedule 1 shall be entitled to receive, in exchange therefor, such Stockholder Parties’ relevant portion of the Merger Consideration. If payment under this Section 2.2 is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Company Shares is registered in the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered. After the Effective Time, the holders of the certificates representing all of the Company Shares shall cease to have rights with respect to such certificates (except such rights, if any, as they may have with Dissenting Shares). Promptly after receipt of the surrender of the certificates representing all Company Shares, along with a customary letter of transmittal, from the Stockholder Parties for cancellation, the Stockholders’ Representative shall promptly forward such documents to Buyer.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised such holder’s appraisal rights (the “Dissenting Shares”) under the DGCL, shall not be converted into the right to receive the respective portion of the Merger Consideration determined pursuant to this Agreement, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Company Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the respective portion of the Merger Consideration determined pursuant to this Agreement.

(b) The Company shall give Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

2.4 Options and Warrants.

(a) Common Stock Options. In connection with the Merger, effective at the Effective Time, each Common Option shall be cancelled in accordance with its terms and, prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary to terminate the equity-compensation plans maintained by the Company (the “Company Stock Plans”) and all individual option agreements outside of the Company Stock Plans as of the Effective Time. Each Common Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable, but shall entitle the holder of such Common Option (“Common Optionholder”), in cancellation and settlement therefor, to a payment in cash, at the Effective Time, equal to the product of (i) the excess, if any, of (x) the Non-Preference Amount over (y) the exercise price per share of Company Common Stock subject to such Common Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Common Option immediately prior to its cancellation (such payment to be net of withholding Taxes and without interest). Such payment, if any, shall be made at the same time, in the same manner and subject to the same conditions under which holders of Company Shares receive the Merger Consideration.

(b) Common Warrants. In connection with the Merger, effective at the Effective Time, each Common Warrant without any payment therefor shall agree to cancel its Common Warrant in accordance with its terms. Each Common Warrant, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable and the holder of such Common Warrant shall receive no payment for the cancellation and settlement thereof.

(c) Preferred Warrants. In connection with the Merger, prior to the Effective Time, each Preferred Warrant shall be exercised in accordance with its terms so that effective at the Effective Time, there shall be no unexercised Preferred Warrants.

2.5 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation (as amended) of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form of Exhibit B and, as so amended, such Company Certificate shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Shares are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 2.2, subject to Section 2.3 and to applicable Law in the case of Dissenting Shares.

2.7 NAV Adjustment. The “NAV Adjustment” (if any) shall be determined as follows:

(a) Immediately prior to the Effective Time, the Stockholders’ Representative shall deliver to Buyer a good faith estimate of the Closing Net Asset Value determined in accordance with GAAP and the Closing Balance Sheet (the “Estimated Closing Net Asset Value”). If the Estimated Closing Net Asset Value (i) is less than zero, then such negative amount shall be deducted from the Merger Consideration to be paid by Buyer at Closing, or (ii) is greater than zero, then such positive amount shall be added to the Merger Consideration to be paid by Buyer at Closing (the amount in (i) or (ii), the “Estimated Closing Net Asset Adjustment”).

(b) Within 90 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to the Stockholders’ Representative an unaudited statement which shall set forth Buyer’s calculation of the Closing Net Asset Value and the Closing Balance Sheet (together, the “Buyer Closing Net Asset Value Statement”). Upon receipt from Buyer, the Stockholders’ Representative shall have 30 days to review the Buyer Closing Net Asset Value Statement (the “Review Period”). If the Stockholders’ Representative disagrees with the Buyer Closing Net Asset Value Statement, the Stockholders’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “NAV Notice of Objection”), which sets forth the Stockholders’ Representative’s objection to Buyer Net Asset Value Statement. Any NAV Notice of Objection shall specify those items or amounts with which the Stockholders’ Representative disagrees, and shall set forth the Stockholders’ Representative’s calculation of the Closing Net Asset Value and the Closing Balance Sheet based on such objections.

(c) Unless the Stockholders’ Representative delivers the NAV Notice of Objection to Buyer within the Review Period, the Stockholders’ Representative shall be deemed to have accepted the Buyer Closing Net Asset Value Statement, and the Buyer Closing Net Asset Value Statement shall be final, conclusive and binding. If the Stockholders’ Representative delivers the NAV Notice of Objection to Buyer within the Review Period, Buyer and the Stockholders’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Closing Net Asset Value and the Closing Balance Sheet. If, at the end of such period or any mutually agreed extension thereof, Buyer and the Stockholders’ Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent valuation firm mutually acceptable to Buyer and the Stockholders’ Representative (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.7(c) and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Asset Value and the Closing Balance Sheet set forth in the Buyer Closing Net Asset Value Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and the Stockholders’ Representative and not on an independent review. Buyer and the Stockholders’ Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Expert shall deliver to Buyer and the Stockholders’ Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of the Closing Net Asset Value and the Closing Balance Sheet; provided that in no event shall the Closing Net Asset Value as determined by the Independent Expert be more than Buyer’s calculation of the Closing Net Asset Value set forth in the Buyer Closing Net Asset Value Statement, nor less than the Stockholders’ Representative’s calculation of the Closing Net Asset Value set forth in the NAV Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be shared equally by Buyer and the Stockholders’ Representative provided, however, that: (a) if the Independent Expert determines a less than or equal to 5.0% variation in the Buyer’s calculation of the Closing Net Asset Value, the Stockholders’ Representative shall pay the costs and expenses of the Independent Expert in full; and (b) if the Independent Expert determines a greater than 5.0% variation in the Buyer’s calculation of the Closing Net Asset Value, the Buyer shall pay the costs and expenses of the Independent Expert in full.

(d) Within ten (10) Business Days after the final determination of the Closing Net Asset Value and the Closing Balance Sheet (A) if the amount obtained by subtracting the Estimated Closing Net Asset Value from the finally determined Closing Net Asset Value is positive, Buyer shall pay to the Stockholders’ Representative (by wire transfer of immediately available funds), for distribution to SCP and the Stockholder Parties in accordance with Section 2.2(a), the amount of the difference, or (B) if the amount obtained by subtracting the Estimated Closing Net Asset Value from the finally determined Closing Net Asset Value is negative, Buyer shall set-off the amount of the difference from the Earn-Out Consideration. Notwithstanding the requirements of this provision, no amount shall be payable to the Stockholders’ Representative until Buyer has received from the Stockholders’ Representative wire payment instructions.

2.8 Earn-Out Consideration – Calculation. Subject always to the fact that the aggregate Total Consideration shall not exceed $12,170,000, the amount of the Earn-Out Consideration (the “Earn-Out Consideration”) shall be determined as follows:

(a) Notwithstanding any other provision contained in this Section 2.8:

(i) in the event that the Accumulated Revenue for any Installment Period is equal to or less than $20 million (“Base Threshold”), the Installment Amount for such Installment Period shall be zero;

Example:

Assuming the Accumulated Revenue for the Second Installment Period is $19,990,000, the Second Installment shall be zero.

(ii) in the event that the Accumulated Revenue for the Second Installment Period is less than the Accumulated Revenue for the First Installment Period, the Second Installment shall be zero.

Example:

Assuming the Accumulated Revenue for the First Installment Period is $20,000,000 and the Accumulated Revenue for the Second Installment Period is $19,000,000, the First Installment and the Second Installment shall be zero.

(iii) the Level 1 Multiple shall only be applied to the first $2,000,000 of Incremental Revenue, the Level 2 Multiple shall only be applied to the second $2,000,000 of Incremental Revenue, the Level 3 Multiple shall only be applied to the third $2,000,000 of Incremental Revenue and the Level 4 Multiple shall be applied to any Incremental Revenue over and above the third $2,000,000 of Incremental Revenue. Once part of the Incremental Revenue is used in the calculation of the First Installment, then such part will no longer be available for use against such Level Multiple in the calculation of the Second Installment Period.

Example:

Assuming the Incremental Revenue for First Installment Period is $3,000,000, then the First Installment shall be $2,000,000 x 0.30 + $1,000,000 x 0.620 = $1,220,000 and $1,000,000 of future Incremental Revenue will be used against the Level 2 Multiple.

First Installment Period

(iv) In the event that the Incremental Revenue for the First Installment Period is an amount less than $2,000,000, the First Installment shall be the amount of Incremental Revenue for the First Installment Period multiplied by the Level 1 Multiple.

Example:

Assuming the Incremental Revenue for the First Installment Period is $1,500,000, then the First Installment shall be $1,500,000 x 0.30 = $455,000 and $500,000 of future Incremental Revenue will be applied against the Level 1 Multiple.

(v) In the event that the Incremental Revenue for the First Installment Period is an amount equal to or greater than $2,000,000, the First Installment shall be determined by the following formula:

[Incremental Revenue for the First Installment Period up to $2,000,000 x Level 1 Multiple] + [Incremental Revenue for the First Installment Period equal to or greater than $2,000,000 but less than $4,000,000 x Level 2 Multiple] + [Incremental Revenue for the First Installment Period equal to or greater than $4,000,000 but less than $6,000,000 x Level 3 Multiple] + [Incremental Revenue for the First Installment Period equal to or greater than $6,000,000 x Level 4 Multiple].

Example:

Assuming the Incremental Revenue for the First Installment Period is $3,000,000, then the First Installment shall be $2,000,000 x 0.30 + $1,000,000 x 0.62 = $1,220,000.

Assuming the Incremental Revenue for the First Installment Period is $6,500,000, then the First Installment shall be $2,000,000 x 0.30 + $2,000,000 x 0.62 + $2,000,000 x 0.908 + $500,000 x 1.0 = $4,156,000

Second Installment Period

(vi) In the event that the Accumulated Revenue for the Second Installment Period is greater than the Accumulated Revenue for the First Installment Period, the Second Installment shall be the amount of Incremental Revenue for the Second Installment Period multiplied by the relevant Level Multiple as determined by the following formula provided always that if part of the Incremental Revenue for the First Installment is used in the calculation of the First Installment, then such part will no longer be available for use against such Level Multiple in the calculation of the Second Installment Period.

[Incremental Revenue for the Second Installment Period up to or equal to $2,000,000 x Level 1 Multiple] + [Incremental Revenue for the Second Installment Period equal to or greater than $2,000,000 but less than $4,000,000 x Level 2 Multiple] + [Incremental Revenue for the Second Installment Period equal to or greater than $4,000,000 up to $6,000,000 x Level 3 Multiple] + [Incremental Revenue for the Second Installment Period equal to or greater than $6,000,000 x Level 4 Multiple].

Example:

Assuming the Incremental Revenue for the First Installment Period is $3,000,000 and the Incremental Revenue for the Second Installment Period is $3,500,000, then the Second Installment shall be $1,000,000 x 0.62 + $2,000,000 x 0.908 + $500,000 x 1.0 = $2,936,000.

(b) Earn-Out Disputes. For each calculation pursuant to this Section 2.8, Buyer shall deliver its calculations of the First Installment or the Second Installment, as applicable (each such calculation, the “Buyer Installment Calculations”) to the Stockholders’ Representative no more than 45 days after the end of the relevant Installment Period. The Stockholders’ Representative shall have 30 days following the delivery to the Stockholders’ Representative of the Buyer Installment Calculations during which to provide written notice to Buyer of any dispute of any item contained in Buyer Installment Calculations (an “Earn-Out Notice of Objection”). Unless the Stockholders’ Representative delivers the Earn-Out Notice of Objection to Buyer within such 30-day period, the Buyer Installment Calculations shall be conclusive and binding on the parties. If the Stockholders’ Representative delivers the Earn-Out Notice of Objection to Buyer within such 30-day period, Buyer and the Stockholders’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the First Installment and the Second Installment, as applicable. If, at the end of such period or any mutually agreed extension thereof, Buyer and the Stockholders’ Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Expert. The Independent Expert shall base its determination solely on written submissions by Buyer and the Stockholders’ Representative and not on an independent review. Buyer and the Stockholders’ Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Expert shall deliver to Buyer and the Stockholders’ Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of the First Installment or the Second Installment, as applicable; provided that in no event shall the First Installment or the Second Installment, as applicable as determined by the Independent Expert be more than the Buyer Installment Calculations, nor less than the Stockholders’ Representative’s calculation of the First Installment or the Second Installment, as applicable, set forth in the Earn-Out Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be shared equally by Buyer and the Stockholders’ Representative provided, however, that: (a) if the Independent Expert determines a less than or equal to 5.0% variation in the Buyer’s calculation of the Closing Net Asset Value, the Stockholders’ Representative shall pay the costs and expenses of the Independent Expert in full; and (b) if the Independent Expert determines a greater than 5.0% variation in the Buyer’s calculation of the Closing Net Asset Value, the Buyer shall pay the costs and expenses of the Independent Expert in full.

(c) Earn-Out Consideration – Payment. Subject always to the provisions of Section 2.8, the Earn-Out Consideration shall be payable in two installments due within ten (10) days after the final determination of the First Installment (“First Installment Payment Date”) and ten days after the final determination of the Second Installment (“Second Installment Payment Date”). Notwithstanding the requirements of this provision, no Earn-Out Consideration shall be payable until Buyer has received from the Stockholders’ Representative wire payment instructions. In Buyer’s sole discretion, 40% of the First Installment and/or Second Installment may be made in CDC Common Stock based on the following valuation:

A	=	Installment x 40%
N

where:

A = The number of shares of CDC Common Stock to be issued in the relevant Installment provided always that if, as a result of the calculations in this Section 2.8(c), fractional shares would otherwise be issuable, then such fractional shares shall be rounded down to the nearest whole share in the case of shares of CDC Common Stock delivered to the Company.

N = CDC Average Buy Price Per Share.

Notwithstanding anything in this Section 2.8 to the contrary, any portion of Earn-Out Consideration payable by Buyer with respect to Accumulated Revenues which have not been received by the Business on or prior to the applicable Installment Payment Date shall be excluded from the Earn-Out Consideration payable on the applicable Installment Payment Date and, in the event that it is received within one hundred eighty days (180) days after such amount is due and payable, shall be paid by Buyer on such date that is sixty (60) days after receipt by the Business of such Accumulated Revenues.

(d) Sale of Buyer or the Business. If there is a Sale of Buyer or the Business after the Closing but before the end of the Second Installment Period, no Earn-Out Consideration shall be payable with respect to the fiscal year in which the Sale of Buyer or the Business occurs or with respect to any subsequent fiscal year. In lieu of any Earn-Out Consideration that would have otherwise been payable, and in complete satisfaction of all obligations of Buyer pursuant to this Section 2.8, Buyer shall pay to the Company an amount equal to $5,655,000 minus the aggregate amount, if any, of the Earn-Out Consideration paid to the Company prior to the date of the Sale of Buyer or the Business. Such payment shall be made by Buyer to the Company on the date of such Sale of Buyer or the Business.

(e) Operational Control of the Business. From and after the Closing until December 31, 2008, Buyer shall not, through any improper or unfair act or omission, impair the ability of the Business to achieve the target amounts for any Earn-Out Consideration, and Buyer shall use its commercially reasonable efforts to cause the Business to be operated in the ordinary course of business subject to then-current commercially reasonable business practices. Without limiting the generality of the foregoing, Buyer shall not take any direct or indirect action the principal purpose of which is to (i) unreasonably transfer out of the Business or terminate the Business’ employees or unreasonably diminish the Business’ operational or sales capacity or transfer, reassign or redirect customers of the Business as it existed just prior to the Effective Time; in each case where the principal intent of any of such action is to impair the ability of the Business to achieve the target amounts for any Earn-Out Consideration; (ii) cause the Business to purchase any raw materials, services, inventory or products at prices higher than the then-

prevailing market prices; (iii) directly or indirectly adjust sales prices or costs for the principal purpose of reducing any Earn-Out Consideration in a manner which would not constitute commercially reasonable business practices; or (iv) discontinue maintenance of separate books and records for the Business. Upon written request of the Stockholders’ Representative, the Stockholders’ Representative shall be entitled to receive any quarterly financial statements or other information relating to the Business from the Closing Date to December 31, 2008, provided, however, that any such information so provided to the Stockholders’ Representative shall be held in strict confidence and shall not be disclosed to any third party other than its representatives, and provided further, that the Stockholders’ Representative and its representatives shall comply with any and all applicable laws, rules and regulations, including the Securities Act, as applicable with respect to the disclosure of such information. In addition, from and after the Closing until December 31, 2008, Buyer shall use its reasonable efforts to first direct any and all orders for products and services (excluding any products or services (A) similar to those of the Business which are sold or provided by the Buyer or any of its Affiliates or Partners on or prior to the Closing, and (B) generated by Buyer or any of its Affiliates or Partners) that are within the scope of the Business as it exists just prior to the Effective Time to the Business itself, and shall not direct such orders to any other division or business of Buyer unless the Business is unable to fulfill such orders.

2.9 Holdback. (a) An amount equal to $374,530 (“Holdback”) shall be held by Buyer in a separate account for a period of one hundred twenty (120) days following the Closing. If the employment of any of the Executives or any of the employees of the Mobility Business is terminated prior to the expiration of such one hundred twenty (120) day period, Buyer shall pay to such terminated Executives or such terminated employee the severance payment set forth opposite his/her name on Schedule 2.9. If, at the end of such one hundred twenty (120) day period any amounts of the Holdback have not been paid to the Executives or terminated employees of the Mobility Business, Buyer shall pay such amount to the Stockholders’ Representative within ten (10) Business Days of the end of such one hundred twenty (120) day period (by wire transfer of immediately available funds) for distribution to SCP and the Stockholder Parties in accordance with Section 2.2(a); and (b) The Company covenants and agrees to terminate Jennifer Horrocks at or prior to the Closing Date, and the Stockholders’ Representative shall pay all costs and expenses associated with such termination.

2.10 Transaction Incentives. The Stockholder Parties’ (acting through the Stockholders’ Representative) covenant and agree to pay from the proceeds of the Merger Consideration all amounts (if any) payable to current employees of the Company (“Transaction Incentives”) by way of bonuses, commissions, and other incentives associated with the transactions contemplated under this Agreement. The Company represents and warrants to Buyer that it has no obligations to any of its current employees, officers or directors for any bonus, commission or similar incentive associated with or relating to the transactions contemplated under this Agreement except for the Transaction Incentives.

2.11 Receivables. In the event that any Net Receivables contained in the finally determined Company Balance Sheet (“Company Balance Sheet Net Receivables”) are not actually received by the Company within one hundred eighty (180) days following Closing, the difference between the Company Balance Sheet Net Receivables and the Net Receivables actually received by the Company shall be set off by Buyer from the Earn-Out Consideration.

2.12 Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other location as the parties hereto agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except for the exceptions set forth in the disclosure letter of the Company (the “Company Disclosure Letter”) (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection to which it relates):

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.2 No Subsidiaries. The Company does not have any Subsidiaries or any equity or ownership interest, whether direct or indirect, in any Person. The Company is not obligated to make, and is not bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person, and the Company is not a party to any joint venture.

3.3 Authorization; Noncontravention; Enforceability.

(a) Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by the Company’s Board of Directors, and will be on the Closing Date, duly and validly approved and authorized by the Company’s stockholders.

(b) Noncontravention. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance, other than Permitted Encumbrances, on any of the asset of the Company, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company, in each case as amended to date, or (B) any material Contract, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company and the Stockholders’ Representative. This Agreement is a valid and binding obligation of the Company and the Stockholders’ Representative, enforceable against the Company and the Stockholders’ Representative in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization. The authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Company Common Stock, of which a total of 1,554,337 shares are issued and outstanding, (ii) 2,100,000 shares of Company Series A-1 Preferred Stock, of which a total of 2,002,604 shares are issued and outstanding, (iii) 6,300,000 shares of Company Series A-2 Preferred Stock, of which a total of 6,250,308 shares are issued and outstanding, and (iv) 2,600,000 shares of Company Series A-3 Preferred Stock, of which a total of 2,533,546 shares are issued and outstanding. The numbers of issued and outstanding shares of Company Common Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock and Company Series A-3 Preferred Stock held by each stockholder of the Company are set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Common Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock and Company Series A-3 Preferred Stock are issued or outstanding as of the date of this Agreement that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter and no such shares will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter. Except as set forth on Schedule 3.4(a), there are no outstanding options to purchase any shares of the Company, including without limitation, any Company Common Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock and Company Series A-3 Preferred Stock. Except as set forth on Schedule 3.4(b) of the Company Disclosure Letter, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of the Company capital stock or any securities or debt convertible into or exchangeable for the Company capital stock. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of the Company’s outstanding capital stock or to the conversion of any shares of the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, pursuant to any other agreement or obligation.

3.5 Litigation. Except as set forth on Schedule 3.5, there is no private or governmental action, suit, proceeding, claim, arbitration or mediation, or, to the Company’s Knowledge, any investigation, pending before any Governmental Entity, and, to the Company’s Knowledge, no such action or suit has been threatened against the Company, nor, to the Company’s Knowledge, is there any reasonable basis for any such action, suit, proceeding, claim, arbitration, mediation or investigation. There is no judgment, decree, injunction, rule or order against the Company. To the Company’s Knowledge, there is no reasonable basis for any Person to assert a claim against the Company based upon: (a) the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby; (b) any confidentiality or similar agreement entered into by the Company; or (c) any claim that The Company has agreed to sell or dispose of its assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Except as set forth on Schedule 3.5, the Company has no action, suit, proceeding, claim, arbitration or mediation against any other Person.

3.6 Financial Statements. The Company has delivered to Buyer as attachments to Schedule 3.6 of the Company Disclosure Letter (i) an unaudited balance sheet for the Business dated September 30, 2006 (the “Balance Sheet Date” and such unaudited balance sheet, the “Company Balance Sheet”), (ii) an unaudited income statement and statement of cash flows for the nine-months ended September 30, 2006, (iii) audited balance sheets of the Company dated December 31, 2004 and 2005, and (iv) audited income statements and statements of cash flows for the years ended December 31, 2004 and 2005 (all such financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements: (i) are correct and complete in all material respects; (ii) are derived from and are in accordance with the books and records of the Company in all material respects; (iii) fairly and accurately represent in all material respects the financial condition of the Business or the Company, as the case may be, at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis; and (iv) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except for any absence of notes thereto and normal year-end adjustments. There has been no material change in the Company’s accounting policies other than as specifically described in the notes to the Company Financial Statements. The Company has no Liabilities other than (a) Liabilities set forth on the Company Balance Sheet, (b) Liabilities set forth on Schedule 3.6, and (c) Liabilities that were incurred since the Balance Sheet Date in the ordinary course of the Business subject to prudent business practices.

3.7 Taxes. Except as set forth on Schedule 3.7:

(a) The Company (i) has properly completed and timely filed all Tax and information returns and reports (collectively, “Tax Returns”) required to be filed by it, (ii) has timely paid all Taxes required to be paid in respect of all periods for which Tax Returns have been filed, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Tax Returns up to the Balance Sheet Date, and (iv) has withheld all amounts required by any applicable laws or regulations to be withheld from compensation paid or owed to the Company’s employees, consultants, directors or other third parties.

(b) The Company has not received any written notice that a Tax Return of the Company is under audit by the IRS or other Governmental Entity, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Entity conducting such audit and all Taxes and any penalties or interest determined by such audit to be due from the Company have been paid in full to the applicable Governmental Entities.

(c) No Tax liens are currently in effect against the Company, except Permitted Encumbrances and Encumbrances for such Taxes not yet due and payable.

(d) There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has The Company agreed to any extension of time for filing any such Tax Return that has not been filed, and the Company has not consented to extend to a date later than the date hereof the period in which any such Tax may be assessed or collected by any Governmental Entity; and

(e) No benefit payable or which may become payable by the Company pursuant to any employee plan or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

3.8 Title to Assets; Sufficiency of Assets; Permits; Compliance. The Company has good and marketable title to, or a valid leasehold interest in, all of the Company’s assets, free and clear of any Encumbrances except Permitted Encumbrances, and as otherwise set forth in the Company Balance Sheet or on Schedule 3.8. All of the Company’s tangible personal property is in good operating condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company is a party are fully effective. The Company does not own any real property, and, since its inception, the Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code. The Company is not in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties or of any other applicable material law, nor has the Company received any written notice of any such violation. Except as set forth in Schedule 3.8 and Schedule 3.12 of the Company Disclosure Letter, none of the Company’s assets is licensed or leased from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any

Contract. The Company is in possession of all registrations, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and others of any Government Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (“Permits”). As of the date hereof, no suspension or cancellation of any of the Permits is pending, or to the Company’s Knowledge, threatened.

3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to the Company any:

(a) Material Adverse Change;

(b) material revaluation by the Company of any of the Company’s assets;

(c) incurrence, creation or assumption by the Company of (i) any Encumbrance on any of the Company’s assets, other than Permitted Encumbrances and as set forth in Schedule 3.9, (ii) any Liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) purchase, license, sale, assignment or other disposition or transfer, or any Contract or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the Company’s assets;

(e) damage, destruction or loss of any of the Company’s assets, whether or not covered by insurance;

(f) payment or discharge by the Company of any Encumbrance on any of the Company’s assets or payment or discharge of any Liability of the Company, in each case that was not shown on the Company Financial Statements, except for payments made or discharges occurring in the ordinary course of business, consistent with its past practice;

(g) entering into, amendment of, relinquishment, termination or non-renewal by the Company of any material Contract, transaction, commitment or other right or obligation (or any waiver by the Company of a valuable right or of a material debt) or any written or oral indication or assertion by the other party thereto of any material problems with the Company’s products or services or performance under such Contract, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such Contract, transaction, commitment or other right or obligation;

(h) license, transfer or grant of a right under any Company IP Rights (as defined in Section 3.12(a)) outside the ordinary course of business;

(i) change or amendment to the Company’s Certificate of Incorporation or Bylaws;

(j) material change in the manner in which the Company extends discounts, credits or warranties to its customers or otherwise deals with its customers;

(k) change or increase in the compensation payable or to become payable to any of the directors, officers, employees or consultants of the Company or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such directors, officers, employees or consultants; or

(l) other event or condition of any character which would materially and adversely affect the Company.

3.10 Material Contracts. Except as specifically identified in subsections (a) through (l) of Schedule 3.10 of the Company Disclosure Letter, the Company is not a party or subject to any of the following in connection with the Business:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate amount of $15,000 or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company;

(c) except as set forth on Schedule 3.12, any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right for (or for the benefit or use of) the Company, or providing for the purchase by (or for the benefit or use of) or license to the Company of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right, which software, content, technology or Intellectual Property Right is in any manner used or incorporated (or is presently contemplated by the Company to be used or incorporated) in connection with any aspect or element of any Software, product, service or technology of the Company (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(d) any Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by the Company with any other Person;

(e) any Contract for or relating to the employment of any officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company;

(f) any Contract pursuant to which the Company has acquired a business or entity, or material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise;

(g) any lease or other agreement under which the Company is lessee of or holds or operates any items of tangible personal property or real property owned by any other Person;

(h) any Company IP Rights Agreement (as defined in Section 3.12(b));

(i) any Governmental Permit (as defined in Section 3.13); or

(j) any other Contract to which the Company is a party or by which the Company or any of its assets or properties are bound.

A true and complete copy of each Contract and document (or, with respect to subsection (i), Governmental Permit) required by subsections (a) through (j) of this Section 3.10 to be listed on Schedule 3.10 of the Company Disclosure Letter (the “Material Contracts”) has been made available to Buyer.

3.11 No Default; No Restrictions.

(a) Each Material Contract is valid and in full force and effect. The Company is not, nor to the Company’s Knowledge, any other party is in material breach or default under any Material Contract. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will (i) result in a material violation or breach by the Company or any other party of any of the provisions of any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback or penalty under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify (in a manner materially adverse to the Company) any Material Contract. The Company has not received any written notice regarding any actual or possible material violation or breach of, or default under, any Material Contract and to the Company’s Knowledge, does not reasonably expect to receive any such notice.

(b) The Company is not a party to, and none of the Company’s assets is bound or affected by, any judgment, injunction, order, decree, covenant or Contract (noncompete or otherwise) that materially restricts or prohibits, or purports to restrict or prohibit, the Company from freely engaging in any business now conducted by the Company or from competing anywhere in the world (including any covenants or Contracts restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Business or restricting the prices that the Company may charge for its products, technology or services) or includes any grants by the Company of exclusive rights or licenses.

(c) To the extent any Material Contract provides for services to be performed by the Company: (i) such services have been timely and properly completed in all material respects in accordance with the terms of such Material Contracts, and to the Company’s Knowledge, it has no liability arising out of any prior deliverables; (ii) the Company has not received any written communication of non-compliance from any third party in relation to any Material Contract; and (iii) the Company is in material compliance with all maintenance and enhancement obligations contained in all Material Contracts.

3.12 Intellectual Property Rights.

(a) The Company (i) owns, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, all Intellectual Property Rights and Software used in the conduct of the Business (such Intellectual Property Rights being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Business as conducted prior to the Closing.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, in accordance with their terms: (i) constitute a material breach of or default under any Material Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or Buyer, to use, possess, sell or license any Company IP Right or portion thereof.

There are no royalties, honoraria, fees or other payments payable by the Company to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by the Company, and none will become payable as a result of the consummation of the transactions contemplated hereby.

(c) To the Company’s Knowledge, neither the use, marketing, license, sale, distribution or intended use of any product or service currently licensed, utilized, sold, provided or distributed by the Company (i) violates any license or other Contract between the Company and any third party, or (ii) infringes or misappropriates any Intellectual Property Right of any other party.

(d) Schedule 3.12(d) of the Company Disclosure Letter contains a true and complete list of all registered and unregistered Intellectual Property (including patent applications and domain names) owned by the Company. All registered Intellectual Property Rights owned by the Company are valid, enforceable and subsisting.

(e) To the Company’s Knowledge, there has not been any infringement of any Company IP Rights or any infringement by the Company of any third party’s Intellectual Property rights.

3.13 Compliance with Laws. The Company has complied in all material respects with, and has not received any written notices of violation with respect to, any federal, state, local or foreign statute, law or regulation, including United States export control laws and regulations. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of the its assets or (ii) that is required for the operation of the Business in material compliance with all applicable federal, state, local or foreign statutes, laws or regulations (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Governmental Permits”), and all of the Governmental Permits are in full force and effect, except where the failure to have such Governmental Permits or for such Governmental Permits to be in full force and effect, as applicable, would not have a Material Adverse Effect on the Company. The Company has not received any written notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. The Company is in compliance in all with the terms of all Governmental Permits. Since inception, neither the Company nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company for or on behalf of the Company, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

3.14 Employee Matters.

(a) General. The Company is in material compliance with all applicable laws and Contracts relating to employment, employment practices, immigration, wages, hours and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, (ii) the Company is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) the Company is not liable for any payment to any trust or other fund or to any

Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any of its employees (other than routine payments to be made in the ordinary course of business and consistent with its past practice). Schedule 3.14(a) of the Company Disclosure Letter contains true and correct details of all remuneration payable (including any bonus or commission entitlements) and any other benefits provided or which the Company is bound to provide (whether now or in the future) for all employees and consultants other than those employees and consultants which are to be terminated prior to Closing including without limitation, annual leave accrued, sick leave accrued and long service leave accrued (if any). There are no controversies or claims pending or, to the Company’s Knowledge, threatened between the Company and any of its respective employees.

(b) Employee Plans. Schedule 3.14(b) of the Company Disclosure Letter sets forth a complete list or summary of each “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, each material employment, consulting, severance or similar contract, plan, program, arrangement or policy and each other material plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, other “fringe” benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that is has been, within the six calendar years preceding the Closing Date, maintained, administered or contributed to by the Company (such plans, collectively, the “Company Benefit Plans”). The Company has made available to Buyer true and complete copies of each Company Benefit Plan or a summary of such plan.

(c) Except as set forth on Schedule 3.14 of the Company Disclosure Letter, to the Company’s Knowledge, all Company Benefit Plans are, by their terms and in operation, in material compliance with ERISA and the Code (as amended through the Closing Date), the regulations and published authorities thereunder, and all other applicable legal requirements.

(d) The Company does not maintain or contribute to, and has not maintained or contributed to (or been obligated to contribute to) within the six calendar years preceding the Closing Date, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is a defined benefit plan, any multiemployer plan (within the meaning of Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), any employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, or any “multiple employer welfare arrangements” (within the meaning of Section 3(40) of ERISA). Except as set forth on Schedule 3.14, none of the Company Benefit Plans provides for post-termination benefits of any kind with respect to any of the Company’s current or former officers, employees, agents, directors or independent contractors, except as otherwise required by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or comparable state laws.

3.15 No Brokers. Except as set forth on Schedule 3.15, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby. Neither Buyer nor the Company will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated hereby or any act or omission of the Company or any of its employees, officers, directors, stockholders, agents or Affiliates.

3.16 Books and Records. The minute books of the Company reflect in all material respects all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company. The minute books, statutory books and registers and other similar records of the Company: (i) are true and complete in all material respects, and (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

3.17 Insurance. The Company maintains policies of insurance and bonds (each, an “Insurance Policy”) of the type and in amounts reasonably and customarily carried by Persons conducting businesses or owning assets similar in type and size to those of the Company, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Each Insurance Policy now held by the Company is set forth on Schedule 3.17 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond and the coverage amount. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, and all such policies and bonds are in full force and effect. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds.

3.18 Certain Transactions. Except as set forth on Schedule 3.18, to the Company’s Knowledge, none of the directors or officers of the Company (i) has or ever had any direct or indirect ownership, participation, royalty or other interest in, or is a director, officer, employee, consultant or contractor for, any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded), (ii) is or ever was a party to, or is or ever was otherwise directly or indirectly interested in, any Contract or formal or informal arrangement or understanding with the Company, except for normal compensation for services as a director, officer or employee of the Company that has previously been disclosed in writing to Buyer, (iii) has or ever had any interest in any of the Company’s assets, except for the rights of stockholders under applicable law, or (iv) has or ever had, either directly or indirectly, a material interest in any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected.

3.19 Real Property and Business Premises. The Company owns no real property whatsoever. All commercial leases and subleases executed by the Company are in full force and effect, and the Company has not received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the commercial leases or subleases premises under any such commercial lease or sublease.

3.20 Disclosure. To the Company’s Knowledge, none of the representations or warranties made by the Company herein contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which such statements were made, not misleading. There have been no events or transactions or information that, to the Company’s Knowledge, could reasonably be expected to have a Material Adverse Effect on the Company.

3.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.22 No Bankruptcy or Insolvency. No order has been made, or petition presented, for the winding-up or bankruptcy of the Company. The Company has not had: (i) any petition or order for winding-up or bankruptcy filed against it; (ii) any appointment of a receiver over the whole or part of the undertaking of its assets; (iii) any petition or order for administration against it; (iv) any distress or execution or other process levied in respect of it which remain undischarged; or (v) except as set forth on Schedule 3.5 any unfulfilled or unsatisfied judgment or court order against it over the amount of $15,000.

3.23 Dividends. All dividends payable with respect to the Company Preferred Stock and the Company Common Stock have been fully and properly paid to the holders of such Company Preferred Stock and Company Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

Each of Buyer and Merger Subsidiary represents and warrants to the Stockholder Parties that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the disclosure letter of the Buyer (collectively, the “Buyer Disclosure Letter”). The Buyer Disclosure Letter has been arranged for purposes of convenience only, as sections corresponding to the Sections of this Article IV. Each section of the Buyer Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Letter.

4.1 Organization and Good Standing. Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

4.2 Authority and Enforceability. Each of Buyer and Merger Subsidiary has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Buyer and Merger Subsidiary. This Agreement has been duly executed and delivered by each of Buyer and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company and the Stockholders’ Representative, constitutes the valid and binding obligation of each of Buyer and Merger Subsidiary, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Consents.

(a) Except for any notices, filings, consents or approvals set forth in Schedule 4.3, the execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the consummation of the Merger by Buyer and Merger Subsidiary will not, (i) violate the provisions of the Certificate of Incorporation or Bylaws of Buyer or Merger Subsidiary, (ii) violate any material Contract to which Buyer or Merger Subsidiary is a party, (iii) violate in any material respect any Law of any Governmental Entity applicable to Buyer or Merger Subsidiary on the date hereof, or (iv) result in the creation of any Encumbrances other than the Permitted Encumbrances, upon any of the assets owned or used by Buyer or Merger Subsidiary, except in each such case where such violation or Lien would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or the Merger Subsidiary or impair or delay in any material respect the ability of Buyer or Merger Subsidiary to perform its obligations under this Agreement

(b) No authorization, order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer or Merger Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for such authorizations, orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to (x) have a Material Adverse Effect with respect to Buyer or (y) materially impair or delay the ability of Buyer or Merger Subsidiary to perform its obligations under this Agreement or consummate the Merger.

4.4 Availability of Funds. Buyer has the funds required to pay the Merger Consideration in accordance with Section 2.2 and to consummate the Merger, and Buyer will have the funds and/or CDC Common Stock to pay the Earn-out Consideration on the First Installment Date and/or the Second Installment Date.

4.5 Brokers. Except as set forth on Schedule 4.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Company Stockholder Approval. Promptly after the date of this Agreement, the Company will take all action necessary in accordance with its Certificate of Incorporation and Bylaws, each as currently in effect, and all applicable laws to call, notice, convene, hold and conduct a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held as soon as practicable for the purpose of voting upon the Merger. In lieu of the Company Stockholders Meeting, such approval by the Company’s stockholders may be obtained by the written consent of the Company’s stockholders (the “Company Stockholders Consent”) where authorized by the Certificate of Incorporation and Bylaws of the Company. The Board of Directors of the Company will recommend that the Company’s stockholders vote in favor of the Merger at the Company Stockholders Meeting or pursuant to the Company Stockholders Consent and will not change such recommendation.

5.2 Advice of Changes. The Company will promptly advise Buyer in writing of any (a) event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, materially untrue or inaccurate, (b) material breach of any covenant or obligation of the Company pursuant to this Agreement, or (c) Material Adverse Change in the Company’s Business or operations.

5.3 Conduct of Business. During the time period from the date of this Agreement until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees that, except as expressly contemplated by this Agreement, the Company will continue to conduct the Business in the ordinary and usual course, and the Company will not, without Buyer’s prior written consent: (i) enter into any material transaction or agreement or take any other action not in the ordinary course of business, consistent with its past practice; (ii) grant or permit any Encumbrance on any of its assets; (iii) sell, transfer, assign, convey, lease, license, move, relocate or otherwise dispose of any of its assets; (iv) enter into any material Contract for the purchase or sale of any of its assets; (v) amend or terminate any material Contract to which the Company is a party; (vi) waive or release any material right or claim; (viii) license any of its technology or Intellectual Property Rights or acquire any Intellectual Property Rights (or any license thereto) from any third party; or (viii) agree to do any of the things described in the preceding clauses (i) through (vii).

5.4 No Other Negotiations.

(a) The Company will not, and will not authorize, encourage or permit any other Person, including any of its directors, officers, agents, advisors and other representatives (all of the foregoing Persons collectively being the “Company Representatives”), on its behalf to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiry, expression interest, offer or proposal from any Person concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) furnish any information regarding the Business to any Person (other than Buyer) in connection with, or enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Buyer) regarding, any inquiry, offer or proposal concerning any Alternative Transaction; (iii) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Buyer) to effect any Alternative Transaction; or (iv) enter into or become bound by any letter of intent, agreement, commitment or understanding between the Company and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction. The Company will promptly notify Buyer of any inquiries or proposals received by the Company or, to the Company’s Knowledge, by any Company Representative regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of such inquiry or proposal. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction with any party other than Buyer or any of its Affiliates involving or providing for the possible disposition of the Business, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination or strategic transaction.

(b) The Company shall immediately notify Buyer after receipt by the Company (or, to the Company’s Knowledge, by any of the Company Representatives) of any inquiry, expression interest, offer or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Transaction or any other notice that any Person is considering an Alternative Transaction or any request for information relating to the Company or the Business or for access to any of the properties, books or records of the Company by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such inquiry, expression of interest, proposal, offer or request) and shall keep Buyer fully informed of the status and details of any such inquiry, expression of interest, proposal, offer or request and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal, offer or request and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, the Company shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to all of the Company’s properties, books, Contracts and records and all other information concerning the Business as Buyer may reasonably request. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, the Company shall confer from time to time as reasonably requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

6.2 Confidentiality. The Company covenants and agrees with Buyer that, from and at all times after the Closing, all confidential and/or proprietary information relating to the Company and the Business, including any trade secrets, will be held in strict confidence by the Company and will not be disclosed by the Company or any director, officer, employee or agent on behalf of the Company.

6.3 Public Disclosure. The Company shall not directly or indirectly, use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, unless otherwise required by applicable law or with Buyer’s prior written consent. The Company shall not directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without Buyer’s prior written approval.

6.4 Consents. The Company shall use its commercially reasonable efforts to obtain at or prior to Closing, the consents, waivers and approvals set forth on Schedule 6.4, in each case in a form that is reasonably acceptable to Buyer.

6.5 Legal Requirements. Buyer and the Company shall (i) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement (ii) promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other party hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense provided however, that if the Merger is consummated, all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholder Parties and shall be deducted from the Merger Consideration.

6.7 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, reasonably appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, neither Buyer nor the Company shall be obligated to contest or litigate any proposed injunction or other order preventing the consummation of the Merger. Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

6.8 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Company for certain Tax matters following the Closing Date:

(a) Tax Returns for Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared (in a manner consistent with prior practice) and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit the Stockholders’ Representative to review and comment on such Tax Returns prior to filing, and shall not file such Tax Returns without the Stockholders’ Representative’s consent, which cannot be unreasonably withheld or delayed. Buyer shall set off from the Earn-Out Consideration the amount (not to exceed $20,000) of Buyer’s reasonable out-of-pocket costs and expenses associated with the preparation of such Tax Returns for the Company.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. Buyer shall permit the Stockholders’ Representative to review and comment on such Tax Returns prior to filing, and shall not file such Tax Returns without the Stockholders’ Representative’s consent, which cannot be unreasonably withheld or delayed.

(c) Cooperation on Tax Matters. Buyer, the Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

(d) Transfer Taxes. All transfer (including real property transfer and stock transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer (including real property transfer and stock transfer), documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.9 Certain Notes. Immediately prior to the Effective Time, the forgiveness by the Company of all outstanding amounts owed by Jennifer Horrocks, Jeffrey Stello and Home Sentinel, Inc. shall become effective and the Company and Buyer shall include such forgiveness on the Company’s books and records and in the Company Balance Sheet. The Stockholders’ Representative and the Buyer covenant and agree that the forgiveness by the Company of all outstanding amounts owed by Jennifer Horrocks, Jeffrey Stello and Home Sentinel, Inc. shall be included in the Estimated Closing Net Asset Value and the Buyer Closing Net Asset Value Statement, respectively.

6.10 Stockholders’ Representative Fund. At and upon the Effective Time, Buyer shall pay to the Stockholders’ Representative an amount equal to $728,000 which shall be deducted from the Merger Consideration in accordance with Section 2.2 to be held by the Stockholders’ Representative (such amount, the “Stockholders’ Representative Fund”).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, Liability or obligation to any Person):

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approvals. Buyer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of, or in connection with, the Merger and the other transactions contemplated hereby.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d) Certificate of Merger. Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived, in writing, by the Company (it being understood that such conditions are solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, Liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Subsidiary in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to the specified date), and at the Closing, the Company will have received a certificate to such effect executed by a director of the Buyer.

(b) Covenants. Buyer and Merger Subsidiary shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing, and at the Closing, the Company will have received a certificate to such effect executed by a director of the Buyer.

7.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by Buyer (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in its sole discretion without notice, Liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to the specified date), and at the Closing Buyer will have received a certificate to such effect executed by the Company’s Chief Executive Officer.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing, and at the Closing Buyer will have received a certificate to such effect executed by the Company’s Chief Executive Officer.

(c) Release of Encumbrances. Buyer shall have received a release of any and all Encumbrances (other than Permitted Encumbrances) on the Company’s assets.

(d) Change of Directors. The directors of the Company immediately prior to the Effective Date shall have resigned.

(e) Cancellation/Termination of Common Warrants and Common Options. Buyer shall have received evidence that all outstanding Common Options and Common Warrants of the Company have been cancelled or terminated in accordance with their terms.

(f) Delivery of Company Seal and Books & Records. Buyer shall have received the Company’s original corporate books and records and any company seals of the Company.

(g) Material Adverse Effect. No Material Adverse Effect in relation to the Company shall have occurred since the date of this Agreement.

(h) Dissenting Shares. The number of Dissenting Shares shall be less than 5% of the issued and outstanding Company Common Stock and Company Preferred Stock.

(i) Termination of Employees. Jennifer Horrocks shall have been terminated by the Company, and the Stockholders’ Representative shall be responsible for a severance payment to be made to such employee.

(j) Preferred Stockholder Parties’ Investment Representation Letter. Buyer shall have received an Investment Representation Letter duly executed by each of the Preferred Stockholder Parties in the form of Exhibit A.

(k) Company Board Approval. The board of directors of the Company shall have approved the execution of this Agreement and the transactions contemplated herein and therein.

(l) Secretary Certificate. The Company shall have delivered to Buyer a certificate, dated the Closing Date, signed by the company secretary of the Company in form reasonably acceptable to Buyer.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and the Company.

8.2 Unilateral Termination.

(a) Either Buyer, on the one hand, or the Company, on the other hand, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued an injunction, order, decree or ruling or taken any other action to restrain, enjoin, make illegal or otherwise prohibit the Merger.

(b) Either Buyer, on the one hand, or the Company, on the other hand, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on December 15, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article VII or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

(c) Either Buyer, on the one hand, or the Company, on the other hand, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of (i) any of such party’s representations and warranties contained in this Agreement or (ii) any of such party’s covenants contained in this Agreement, and has not cured such material breach within twenty days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.2(c).

8.3 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article VIII will not give rise to any Liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of this Article VIII and Article IX shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations. The representations and warranties of the Company and Buyer contained in this Agreement (including the Exhibits to this Agreement) shall survive the Closing and shall remain operative and in full force and effect, from the Closing Date until the Second Installment

Payment Date; provided, however, that the representations and warranties contained in Section 3.3(a), Section 3.4 and Section 4.2 and the indemnifications provided in Section 9.2 will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for the claim which seeks recovery of such Damages (the applicable expiration date of such applicable representation or warranty, the “Release Date”); provided, further, that such expiration shall not affect claims of fraud, willful misrepresentation or willful misconduct.

9.2 Indemnification.

(a) By the Stockholder Parties. Subject to the limitations set forth in this Article IX, from and after the Closing, by virtue of the Merger, the Stockholder Parties shall indemnify and hold harmless Buyer, the Company and its directors, officers and agents (each of the foregoing being referred to individually as an “Indemnified Buyer Party” and collectively as “Indemnified Buyer Parties”) from and against any and all Losses, Liabilities, damages, costs and expenses, including costs of investigation and defense, reasonable legal fees and expenses and other professionals’ and experts’ reasonable fees and expenses but excluding any consequential, diminution in value or punitive damages (collectively, “Damages”) arising from assessments, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of (i) any breach of any representation or warranty made by the Company in this Agreement (and the Exhibits to this Agreement), (ii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iii) any of the matters set forth on Schedule 9.2(a); (iv) any Liability of the Mobility Business relating to the period prior to the Effective Time, (v) any suit, action, claim or Loss by any holder of any Common Warrant, Common Options or Company Common Shares, and (vi) any suit, action, claim or Loss associated with any demands for appraisals from any stockholders of Company Shares in accordance with Section 2.3(b).

(b) By Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing Date, Buyer shall indemnify and hold harmless the Stockholder Parties and their directors, officers and agents (“Indemnified Seller Party” and collectively as “Indemnified Seller Parties” from and against any Damages arising from assessments, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of: (i) any breach of any representation or warranty made by Buyer in this Agreement, and (ii) any breach of or default in connection with any of the covenants or agreements made by Buyer in this Agreement.

(c) Limitations. Notwithstanding anything contained herein to the contrary, no Indemnified Buyer Party may make a claim for indemnification made pursuant to Section 9.2(a) unless and until Damages in an aggregate amount greater than $50,000 (the “Basket”) have been incurred, paid or accrued, in which case the Indemnified Buyer Party or Indemnified Seller Party may make claims for indemnification for all Damages, including those included in the Basket. In no event shall the Stockholders’ obligations pursuant to this Article IX exceed one hundred percent (100%) of the Earn-Out Consideration (the “Indemnification Cap”).

(d) Exclusive Remedy. The indemnification remedies provided in this Article IX shall constitute the exclusive remedy of the parties after Closing for any claim in connection with this Agreement or any other transaction documents, including any claim for any Damages resulting from a breach of any party of any representation, warranty, covenant or agreement, and no party, nor any Affiliate thereof or any other Person, shall be entitled to make any claim or otherwise recover for Damages from any party except as expressly provided under this Article IX. Further more, notwithstanding any other provision in this Agreement to contrary, an Indemnified Buyer Party’s sole and exclusive remedy to satisfy claims for Damages pursuant to this Article IX shall be set-off against any Earn-Out Consideration.

9.3 Claims Period. The period during which claims for indemnification pursuant to this Agreement may be initiated (the “Claims Period”), shall commence at the Closing and terminate on the applicable Release Date.

9.4 Resolution of Objections to Claims.

(a) Any Person who desires to seek indemnification under any part of this Article IX (each, an “Indemnified Party”) shall give written notice in reasonable detail (a “Claim Notice”) to the party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to the end of any applicable Claims Period. Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within forty-five (45) days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of twenty (20) days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified in writing as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and Indemnified Party agree in writing), the issue shall be presented to the American Arbitration Association in Wilmington, Delaware (the “AAA”) for determination. The arbitration shall be before a panel of three arbitrators, one selected by Buyer, one selected by the Stockholders’ Representative and one selected by the two selected arbitrators, and the commercial arbitration rules of the AAA shall govern such arbitration. The written determination of the AAA shall be binding upon the parties and not subject to any appeal.

9.5 Third-Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Article IX with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice, but in no event more than twenty (20) days after having Knowledge of such Action, of a third party’s institution of such Action, and copies of all documents and information relating to such Action within ten (10) days after receipt thereof. After such notice, any Indemnitor may, at its sole option and expense, participate in such Action or assume the defense thereof, with counsel of its own choice. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor. Any failure to give prompt notice under this Section 9.5 shall not bar an Indemnified Party’s right to claim indemnification under this Article IX, except to the extent that an Indemnitor shall have been harmed by such failure. If a firm written offer is made to settle any such

Action, the Indemnitor proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnitor shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such Action, and (ii) provided that only monetary damages may be recovered in such Action (and the Indemnified Party is not subject to any injunctive relief, equitable or other non-monetary relief in connection with such Action), the maximum liability of the Indemnitor relating to such Action shall be the amount of the proposed settlement if the actual monetary amount thereafter recovered from the Indemnified Party on such Action is greater. Notwithstanding anything contained in this Article IX, the Stockholders’ Representative covenants and agrees, at its expense, to assume and control the defense of any action or matter set forth on Schedule 3.5 with counsel of its own choice, and the Stockholders’ Representative shall have the authority in its sole discretion to take any actions with respect to such action or matter, including without limitation the consent to the entry of any judgment or enter into any settlement, without the consent of Buyer. The Company and the Stockholders’ Representative covenant and agree to the matters set forth on Schedule 9.5.

9.6 Stockholders’ Representative.

(a) Upon approval of the Merger and this Agreement by the Stockholder Parties, each Stockholder Party will be deemed to have irrevocably appointed SCP Private Equity Management, LP., as its, his or her true and lawful attorney-in-fact and agent (the “Stockholders’ Representative”), each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Stockholder Party with respect to the transactions contemplated by this Agreement, including the Merger, and to act on behalf of such Stockholder Party in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i) to act for such Stockholder Party with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Stockholder Party;

(ii) to act for such Stockholder Party with regard to matters pertaining to litigation;

(iii) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Stockholders’ Representative deems necessary or appropriate;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of such Stockholder Party and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of such Stockholder Party that the Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholder Party could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(b) The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, Merger Subsidiary and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein. Any action taken by the Stockholders’ Representative must be in writing and must be signed by the Stockholders’ Representative. All notices required to be made or delivered by Buyer or Merger Subsidiary to the Company described above shall be made to the Stockholders’ Representative for the benefit of such Stockholder Party and shall discharge in full all notice requirements of Buyer or Merger Subsidiary, as applicable, to such Stockholder Party with respect thereto. By their appointment of the Stockholders’ Representative, the Stockholder Parties thereby confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of his appointment as the representatives of the Stockholder Parties hereunder. The Stockholders’ Representative shall act for the Stockholder Parties on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Stockholder Parties and consistent with the obligations of the Stockholder Parties under this Agreement, but the Stockholders’ Representative shall not be responsible to any Stockholder Party for any damages which the Stockholder Parties may suffer by the performance of the Stockholders’ Representative’s duties under this Agreement, other than damages arising from willful violation of applicable law or gross negligence in the performance of such duties under this Agreement. The Stockholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholders’ Representative. The Stockholders’ Representative Fund shall be used to pay expenses incurred by the Stockholders’ Representative. By virtue of the approval of the Merger, the Stockholder Parties agree that the Stockholders’ Representative is authorized to replenish the Stockholders’ Representative Fund with funds that would otherwise be distributed to the Stockholders’ Representative for distribution to the Stockholder Parties, if at that time there have been expenditures from the Stockholders’ Representative Fund or if the Stockholders’ Representative in his discretion believes it is necessary to maintain or increase the Stockholders’ Representative Fund at that time. Any portion of the Stockholders’ Representative Fund not expended at the end of the Second Installment Period shall be distributed promptly by the Stockholders’ Representative to SCP and the Stockholder Parties as set forth in Section 2.2(a). By approval of the Merger, the Stockholder Parties hereby agree (a) to reimburse the Stockholders’ Representative for all out-of-pocket costs and expenses incurred by the Stockholders’ Representative under this Agreement, including fees for any attorneys or other representative he may employ, and (b) to severally indemnify and hold harmless and defend the Stockholders’ Representative, his agents and assigns against all liabilities, claims, actions, damages, losses and expenses (including legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) arising out of or in connection with (a) the Stockholders’ Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement, or (b) actions taken with respect to this Agreement or reasonably believed to be in the scope of the Stockholders’ Representative’s authority, provided that he or his agent or assign has not acted with intentional misconduct or fraud in taking such action.

(c) In the event that SCP Private Equity Management, LP resigns from its position as Stockholders’ Representative, SCP Private Equity Management, LP shall select a replacement Stockholders’ Representative, which replacement Stockholders’ Representative shall be deemed to be the Stockholders’ Representative for all purposes of this Agreement.

(d) The Stockholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, any Stockholder Party, Buyer, Merger Subsidiary, or any other evidence deemed by the Stockholders’ Representative to be reliable, and the Stockholders’ Representative shall be entitled to act on the advice of counsel selected by it.

ARTICLE X

GENERAL PROVISIONS

10.1 Governing Law; Dispute Resolution; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Except as otherwise provided in Sections 2.7, 2.8 and 9.4, any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in the County of New Castle, Delaware. Each of the parties to this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any Delaware state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation of this Agreement or any of the other transactions contemplated hereby in any court other than a Delaware state or federal court. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ISSUE WITHIN ANY ACTION AT LAW OR SUIT IN EQUITY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, CONNECTED TO OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY RIGHT OR OBLIGATION CREATED HEREBY.

10.2 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 10.2.

(i)	if to Buyer:

china.com Corporation

Two Concourse Parkway

Suite 800

Atlanta, Georgia 30328

Attn: Eric Musser

With a copy to:

china.com Corporation

Two Concourse Parkway

Suite 800

Atlanta, Georgia 30328

Attn: Verome Johnston

(ii)	if to the Stockholders’ Representative:

SCP Private Equity Management, LP.

c/o SCP Private Equity Partners, LP

1200 Liberty Ridge Dr.

Ste. 300

Wayne, PA 19087

Attn: Thomas G. Rebar

10.3 Interpretation; Rules of Construction. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder unless specifically provided otherwise herein. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the Company’s prior consent; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.7 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. At any time, either Buyer or the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.8 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.8.

10.9 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties.

10.10 Guaranty. CDC Software Corporation, a corporation organized under the laws of the Delaware (“CDC Software”), represents that Buyer is an Affiliate of CDC Software. As such, and as an inducement to cause the Company and the Stockholder Parties to enter into this Agreement, CDC Software unconditionally guarantees the payment obligations of Buyer under this Agreement up to and including those arising in connection with the Closing, including, without limitation, the payment of the Merger Consideration. The obligations of CDC Software are independent of the obligations of Buyer to the Stockholder Parties. This guarantee by CDC Software shall continue to be effective or be reinstated, as the case may be, if at any time any amounts paid by Buyer hereunder are rescinded or must otherwise be returned by the recipient or its successors or assigns in the event of the insolvency, bankruptcy or reorganization or similar proceeding involving Buyer or otherwise, all as though such payment had not been made. This guaranty is a guaranty of payment and not of collection. In addition, CDC Software agrees to reimburse the Stockholder Parties for all costs and expenses incurred in connection with the enforcement of any of their rights hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

VIS.ALIGN, INC

By:	/s/ Hennifer Horrocks
Name:	Jennifer Horrocks
Title:	CEO

MERGER SUBSIDIARY:

CDC MERGERCO CORPORATION

By:	/s/ Rajan Vaz
Name:	Rajan Vaz
Title:	Sole Director

BUYER:

CHINA.COM CORPORATION

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	Sole Director

STOCKHOLDERS’ REPRESENTATIVE:

SCP PRIVATE EQUITY MANAGEMENT, LP

By:	/s/ Winston J. Churchill
Name:	Winston J. Churchill
Title:	Managing Partner

Solely for purposes of Section 10.10 hereof:

CDC SOFTWARE CORPORATION

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	Vice President & CFO